Exhibit 99.8

Form of Consent of Value Incorporated

We hereby consent to the description in Amendment No. 4 to the Registration Statement of Keystone Consolidated Industries, Inc. (the “Company”) on Form S-1 (the “Registration Statement”) of our opinion which we delivered on August [   ], 2011 to the Board of Directors of the Company and to the references to our name and the financial analysis we conducted that are contained in such Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Dallas, Texas

August [   ], 2011